UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2010

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

0-12788	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive Offices)	(Zip Code)

515/965-6100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2010, Casey’s General Stores, Inc. (the “Company”) executed and entered into Amended and Restated Employment Agreements (each, an “Agreement”) with its executive officers (Messrs. Myers, Handley, Walljasper and Billmeyer) and six other officers. Agreements with two additional officers were executed on June 1, 2010. All executive officers and the other officers executing an Agreement with the Company have previously executed the form of Employment Agreement filed as Exhibit 10.29 to the Form 10-Q for the fiscal quarter ended January 31, 1997 (the “Prior Agreement”). The new form of Agreement, being filed as an Exhibit hereto, (i) modifies the definition of a “Change of Control” to provide that a Change of Control will be said to occur upon the consummation of a merger of the Company or certain other transactions, rather than upon shareholder approval of the same, and (ii) adds a provision allowing the Company to defer any termination payments for six months if the amount payable is determined by the Company to be deferred compensation, the payment of which is required to be delayed pursuant to the sixth-month delay rule of Section 409A of the Internal Revenue Code of 1986, as amended. The Prior Agreement with each individual officer terminated upon execution of the new Agreement.

The Agreement continues to become effective only upon the occurrence of a Change of Control of the Company. In such event, the Agreement provides for the continued employment of the officer for a period of two years following the Change of Control (or until the officer’s normal retirement, if sooner), in the same position and with the same duties as the officer had during the 90-day period preceding the Change of Control and at the same or similar location as of immediately prior to the Change of Control. The officer will receive a base salary at a monthly rate at least equal to the highest monthly base salary paid to the officer during the immediately preceding 12-month period. The officer is also entitled to an annual bonus in cash at least equal to the average bonus payable to the officer in respect of the three fiscal years immediately preceding the Change of Control. The officer is also entitled to continue to participate in benefit plans maintained by the Company, including incentive, savings and retirement plans and welfare benefit plans, and to receive other fringe benefits such as use of an automobile and payments of related expenses and vacation pay, each on a basis that is at least as favorable as the most favorable of those in effect during the 90-day period immediately preceding the Change of control.

Benefits under the Agreement cease in the event of the death of the officer. Benefits also cease in the event that the officer is deemed to be totally and permanently disabled after a period of at least 26 weeks of disability. Benefits also cease if the Company terminates the officer’s employment for “Cause” (defined generally as an act or acts of personal dishonesty, conviction of the officer of a felony, or repeated violations of the officer’s obligations to perform the officer’s duties if such violations are willful and deliberate by the officer and are not remedied in a reasonable period of time after receipt of notice to cure).

The Agreement continues to allow the officer to terminate employment for “Good Reason” (defined generally as an assignment of duties inconsistent with the officer’s position, authority, duties or responsibilities; any breach of the Agreement’s provisions relating to the officer’s compensation; requiring the officer to be based at a different office or location; any purported termination of employment by the Company other than as permitted by the Agreement; or any failure by the Company to require any successor of the Company to assume the Company’s obligations under the Agreement).

In the event of a termination of employment due to the death or disability of the officer, or if the officer terminates employment without Good Reason, the officer’s base salary is to be paid through the date of termination, along with a pro rata portion of the annual bonus and any compensation previously deferred by the officer. If the termination of employment occurs because of disability, the officer is also entitled to benefits payable under the disability plan maintained by the Company.

If the Company terminates the officer’s employment without Cause or the officer terminates employment for Good Reason, the officer is entitled to receive (i) an amount equal to the sum of (a) the base salary due to the officer through the date of termination, (b) a pro rata bonus, (c) an amount equal to three times the aggregate base salary and most recent bonus of the officer, and (d) any compensation previously deferred by the officer and (ii) a right to continue to participate in health and life insurance plans for the remainder of the two year employment period. To the extent that the total benefits payable to the officer would exceed the “golden parachute” limitations contained in Section 280G of the Internal Revenue Code, however, the benefits will be reduced to the extent that the benefits would not otherwise be deductible to the Company. Termination payments also may be deferred under the new Section 409A provision described above.

The foregoing description of the Agreement is a general description only and is qualified in its entirety by reference to the full text of the Agreement which is being filed as Exhibit 10.29(a) to this Current report on Form 8-K, and is hereby incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit accompanying this report is listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Date: June 1, 2010	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit	Description

10.29(a)	Form of Amended and Restated Employment Agreement

6